Exhibit 4.2

PRIVATE AND CONFIDENTIAL

DATED

[                      ]

PRUDENTIAL SERVICES LIMITED (1)

and

ANIL WADHWANI (2)

and

PRUDENTIAL PLC (3)

EXECUTIVE CONTRACT OF EMPLOYMENT

PARTIES

(1)	PRUDENTIAL SERVICES LIMITED of 1 Angel Court, London, EC2R 7AG (the “Company”) and
(2)	Anil Wadhwani of [Address Redacted] (the “Executive”)
(3)	PRUDENTIAL PLC of 1 Angel Court, London, EC2R 7AG (“Prudential”)
1.	DEFINITIONS

In this Agreement unless the context otherwise requires:-

“Board” means the Board of Directors of Prudential;

“Commencement Date” means the date notified by the Company in accordance with clause 2(4);

“Prudential Group” means Prudential and each of its subsidiaries where “subsidiaries” is defined by section 1159 of the Companies Act 2006.

2.	APPOINTMENT
(1)

The Company shall employ the Executive and the Executive shall serve the Company as Group Chief Executive of Prudential plc and in other such capacity as may be agreed between the parties (“the Appointment”). The Executive shall report to the Board.

(2)

The Appointment is deemed to be effective from the Commencement Date and shall, without prejudice to the provisions of clause 9(2), continue unless and until terminated by the Company giving to the Executive not less than 12 months’ prior written notice to expire at any time or the Executive giving to the Company not less than 12 months’ prior written notice to expire at any time.

(3)

The Company does not operate a fixed retirement age but, subject to the rules of any Company Pension Scheme of which the Executive is a member, the Executive may give the Company notice to voluntarily retire at any time from the age of 55.

(4)

The Company will notify the Executive of the Commencement Date in writing (and the Company and the Executive agree that it is intended that such date will be the earliest date compatible with the Executive’s obligations to his current employer). To allow the Commencement Date to be as soon as possible, the Executive will, on the date he executes this Agreement, give notice of termination to his current employer (specifying that termination is immediate) and will use his best endeavours to ensure that he is in a position to take up the Appointment as soon as possible given his obligations to his current employer, for example by paying his current employer the amount in lieu of his notice period if so required by his current employer in order to terminate his employment immediately.

3.	DUTIES OF THE EXECUTIVE
(1)	During the Appointment the Executive shall use his best endeavors to promote the interests of the Company and each company in the Prudential Group and shall carry out his duties with all due expertise, diligence and technical skill, giving at all times the full benefit of his knowledge and experience.

(2)

The Executive shall perform such duties and exercise such powers in relation to the conduct and management of the affairs of the Prudential Group as may from time to time reasonably be assigned or communicated to or vested in him by the Board consistent with the nature of the Appointment.

(3)

Where notice of termination has been served by either the Company or the Executive whether in accordance with clause 2(2) or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require him:

(i)	not to attend any premises of the Company or any other company in the Prudential Group; and/or
(ii)	to resign with immediate effect from any offices he holds with the Company or any other company in the Prudential Group (and any related trusteeships); and/or
(iii)	to refrain from business contact with any customers, clients or employees of the Company or any other company in the Prudential Group.

For the avoidance of doubt, the Company may appoint another individual to carry out the duties of the Executive during all or part of the notice period.

The provision of clause 4(2) shall remain in full force and effect during any period of suspension under this clause 3(3). For the avoidance of doubt the Executive will continue to be bound by duties of good faith and fidelity to the Company in any period during which he is not required to attend work.

(4)

The Board may also suspend all or any of the Executive’s duties and powers during any period in which the Company and/or the Board is carrying out an investigation into any alleged act or default of the Executive. Such a suspension shall be on such terms as the Board considers expedient (including a term that the Executive shall not attend at the Company’s premises during such suspension) providing that:

(i)	the Board on or before such suspension notifies the Executive in writing of such grounds; and
(ii)	during such suspension the Executive shall be entitled to the remuneration and benefits due under this Agreement.
(5)

The Executive shall at all times promptly give to the Company and the Board (in writing if so required) all such information and explanations concerning the affairs of any company within the Prudential Group as the Company or the Board shall require and of which the Executive is aware.

(6)

The Executive shall comply with all instructions and directions from time to time laid down by the Company and/or the Board for senior executives including those rules relating to holding and dealing in the shares of Prudential Group. The Executive shall also comply with the requirements laid down by all external regulatory bodies.

4.	PERFORMANCE OF DUTIES
(1)

During the continuance of the Appointment, the Executive shall (unless prevented by ill-health or accident or otherwise directed by the Board) devote such of his time, attention and abilities to the business and interests of the Company or any other company in the Prudential Group as the proper performance of his duties hereunder demands.

(2)

The Executive shall not (unless otherwise agreed by the Chair of the Board) undertake any other business or profession, or be, or become directly or indirectly concerned, or interested in any other business or profession except as holder or beneficial owner, for the purpose only of a passive minority investment, of securities dealt in or on any recognised stock exchange (not exceeding 5 per cent of the total number or value of such securities from time to time in issue).

(3)

The Executive shall perform his duties at such offices of the Company in Hong Kong or at such other locations as the Company or the Board may from time to time reasonably require or agree with the Executive.

5.	REMUNERATION
(1)

During the Appointment the Company will pay the Executive an annual salary (“Base Salary”) as separately notified, to accrue from day to day and to be payable by equal monthly instalments in arrears to a bank nominated by the Executive. The rate of Base Salary shall be subject to periodic review but shall not be reduced without the prior written agreement of the Executive. The Company reserves the right to withhold or deduct from the Executive’s Base Salary any amount owed by the Executive to the Company or any company in the Prudential Group. Before making any such deduction, the Company shall provide the Employee with details of the proposed deduction and give him a reasonable opportunity to challenge such deduction.

(2)

The Executive shall be eligible to participate in the Prudential International Pension Plan details of which have been supplied to the Executive, subject to the trust deed and rules from time to time governing the scheme. The Executive’s pensionable pay for the purposes of determining employee contributions and Prudential’s contributions will be the Executive’s Base Salary. Provision of death in service benefits may be subject to the provision of medical evidence satisfactory to the provider. The Company reserves the right to amend the Prudential International Pension Plan from time to time.

(3)

The Executive must notify the Company as early as practicable on the first day of any absence due to sickness or other incapacity. Subject to production, if requested, of medical certificates satisfactory to the Company, full remuneration will continue to be payable notwithstanding the Executive’s incapacity for work due to sickness or accident (unless and until the Appointment shall be determined under any terms hereof) in line with the Employee Handbook for the Group Head Office, Hong Kong, as from time to time in force. Remuneration during any period of sickness or incapacity will be subject to any rules of the internal policies and insured benefit arrangements, as from time to time in force.

(4)

If the Executive needs to undergo a medical examination at the request of the Company, the cost of this will be met by the Company and the Company’s medical adviser will be entitled to receive a copy of any report produced, to discuss it with the doctor who produced it and to discuss its conclusions with the Human Resources Department of the Company. The results of any such medical examination will be kept confidential.

(5)

If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of any third party, only when and to the extent that compensation is recovered for loss of earnings from that third party by legal action or otherwise in so far as it is not repayable to the Department of Social Security, the Executive shall (insofar as lawful) repay to the Company the amount of any sick pay he has received.

(6)

The Executive, his partner and his unmarried children below the age of 18 (or 24 if in full time education) will be eligible free of charge to participate with effect from the Commencement Date until termination of employment in the Prudential Group medical insurance scheme (currently established with Bupa).

(7)

The Executive may be eligible to participate in the remuneration plans available from time to time to senior executives of the Prudential Group (subject to the rules governing the applicability and availability of those benefits generally) which currently include:

(a)	the Annual Incentive Plan (“AIP”);
(b)	long term incentive plans operated by the Group; and
(c)	the PRUshareplus plan

details of which will be supplied to the Executive. The remuneration plans are kept under review and may be altered or withdrawn from time to time. The remuneration arrangements for this role are subject to changes resulting from revisions made from time to time to the Directors’ remuneration policy.

Any benefits under these plans are non-pensionable.

(8)

Participation in the Prudential AIP, long term incentive plans, PRUshareplus and any other incentive arrangements is a matter entirely separate from the Executive’s terms and conditions of employment; the Company has no contractual obligation to invite the Executive’s participation in any plan cycle; and in particular if the Executive’s employment shall terminate for whatever reason (whether lawfully or in breach of contract) he shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under any scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office. Such exclusion does not apply to any claims for damages in respect of discrimination or whistleblowing. All arrangements will be in line with the Policy on Payment on Loss of Office which forms part of the Directors’ remuneration policy approved by shareholders from time to time. If the Executive’s employment shall terminate, the treatment of outstanding awards previously granted under the Prudential AIP, long term incentive plans, PRUshareplus or any other incentive arrangements will be determined by the Company in line with the provisions of the Directors’ remuneration policy and the rules of the relevant remuneration plan(s).

(9)

The Executive may be eligible to receive awards or payments to replace any outstanding cash and/ or share awards and/or share unit awards forfeited on resignation from his previous employer. Such awards would generally be made on terms consistent with those of the forfeited awards.

6.	EXPENSES

The Company, on production of the relevant receipts and/or invoices, shall reimburse the Executive for all traveling, hotel, entertainment and other out-of-pocket expenses properly incurred by him from time to time in the execution of his duties hereunder in accordance with the relevant rules of the Company for the time being in force.

7.	HOLIDAY

The Executive shall be entitled to paid time off for breaks away from work in each calendar year (in addition to statutory holidays) as the proper performance of his duties hereunder permits and in accordance with the guidelines laid down by the Company from time to time. Under normal circumstances this is not expected to exceed six weeks in any year.

8.	POST TERMINATION RESTRICTIONS
(1)

The Executive undertakes that during the Appointment and (subject to clause 8(2)) for a period of 12 months following the termination of the Appointment (the “Exclusion Period”) he shall not whether on his own account or otherwise and whether directly or indirectly:

(a)

solicit, interfere with, endeavor to entice away or induce to leave their employment any director or senior manager who is then or was at the date of termination of the Appointment an employee of or engaged by the Company or any other company within the Prudential Group and with whom the Executive had business dealings during the course of his employment in the 12 month period immediately prior to the termination of the Appointment. Nothing in this clause shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group; or

(b)

solicit, interfere with or endeavour to or actually entice away from the Company or any company within the Prudential Group business orders, or custom for products or services similar to those being provided by the Company or any company within the Prudential Group from any person, firm or corporation who was at the date of termination of the Appointment, or had been at any time within the year ending on that date, a customer or in the habit of doing business with the Company or any company in the Prudential Group and with whom the Executive was directly concerned in the twelve months before the termination of the Appointment. Nothing in this clause shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group; or

(c)

carry on, set up, be employed, engaged or interested in a business anywhere in the UK, Asia or Africa which is or is about to be in competition with the business of the Company or any company within the Prudential Group as at the date of termination with which the Executive was actively involved during the 12 month period immediately prior to termination of the Appointment. It is agreed that in the event that any such company ceases to be in competition with the Company and/or any company within the Prudential Group, this clause 8(1)(c) shall, with effect from that date, cease to apply in respect of such company. The provisions of this clause 8(1)(c) shall not, at any time following the termination of the Appointment, prevent the Executive from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group.

(2)

The period during which the restrictions referred to in clause 8 shall apply following the termination of the Appointment shall be reduced by the amount of time (if any) during which, if at all, the Company suspends the Employee under the provisions of clause 3(3).

(3)	The Executive acknowledges and agrees that:
(a)	each of sub-clauses 8(1)(a) (b) and (c) hereof constitute an entirely separate and independent restriction on him;
(b)	the duration extent and application of each of the restrictions are no greater than is necessary for the reasonable protection of the proper interests of the Prudential Group; and
(c)

if any such restriction is found by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Prudential Group but would be valid if part of the wording was deleted and/or the period thereof was reduced and/or the territory concerned was reduced the restriction shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid and effective.

9.	TERMINATION OF EMPLOYMENT
(1)

The Appointment may be terminated by either party by notice given in accordance with Clause 2. The Company may in its absolute discretion and on written notice to the Executive decide to terminate the employment by making a payment of Base Salary, pension (excluding contributions to the Hong Kong Mandatory Provident Fund) and housing allowance in lieu of any unexpired period of notice and, if any payment by the Company is appropriate, to make the payment either in one lump sum on termination or for payment to be made in equal monthly installments on the usual salary payment dates over the notice period. During the period of payment of these monthly installments the Executive will be expected to mitigate his losses by seeking alternative employment. Should the Executive secure alternative employment which commences while the monthly installments are being paid the Executive will be required to notify the Company. Should the Executive’s new gross monthly pay be the same or more than the monthly installments the Company will cease to be liable to the Executive in respect of the remainder of the installments. Should the Executive’s new gross monthly pay be less than the monthly installments the monthly installments will continue but may be reduced to take account of the Executive’s new gross monthly pay.

(2)

Notwithstanding the other provisions of this Agreement and without prejudice to the rights and remedies of the Company for any breach of this Agreement, and to the Executive’s continuing obligations under Clauses 8 and 11, the Company shall at any time be entitled by notice in writing to the Executive to terminate the Appointment immediately in any of the following circumstances, namely:

(a)

if he is or becomes bankrupt or has a receiving order made against him or compounds with his creditors or otherwise takes advantage of any statute for the time being in force offering relief for insolvent debtors; or

(b)

if he is guilty of serious misconduct or behavior such as to bring any company in the Prudential Group into disrepute (including but without limitation the commission of a criminal offence (excluding Road Traffic offences for which a non custodial sentence is imposed) or commits any serious breach of any of his obligations to the Company or any other company in the Prudential Group (whether under this Agreement or otherwise); or

(c)

if he refuses or neglects to comply with any lawful and reasonable orders or directions given to him by the Company or the Board and that failure to comply has material adverse consequences for the Prudential Group; or

(d)

if he fails, refuses or neglects to perform substantially the duties of the position which he holds under this Agreement or engages in willful or reckless conduct injurious to or damaging to the reputation of the Company or any other company within the Prudential Group; or

(e)	if he is prevented from carrying out his duties by reason of a personal disqualification by an industry regulator, caused by reasons attributable to the Executive; or
(f)	if he commits any serious or repeated breach of any of his obligations under this Agreement or the Appointment.
(3)

The Executive shall have no claim against the Company for damages or otherwise by reason of termination pursuant to clause 9(2). Any delay or forbearance by the Company in exercising any such right of termination shall not constitute a waiver of its rights in respect of any subsequent occurrence giving rise to such a right.

(4)

Without prejudice to the Transfer of Undertakings (Protection of Employment) Regulations 2006, if at any time during this Agreement the Executive’s employment is terminated by reason of reconstruction or amalgamation of the Company and the Executive is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation upon terms and conditions no less favourable than the terms of this Agreement and of similar status then the Executive shall have no claim against the Company in respect of the termination of the Appointment.

(5)	The Executive shall promptly deliver to the Company upon the date of termination:

(a)	any property provided to the Executive for work purposes by the Company or any other company within the Prudential Group; and
(b)

all lists of clients or customers, correspondence, books, and all other documents, papers and records which may have been prepared by him or have come into his possession in the course of his employment and the Executive shall not be entitled to and shall not retain any copies thereof: title and copyright therein shall at all times remain in the Company. The Company will on request make available copies of board minutes and supporting documents which the Executive reasonably requires in connection with any legal or regulatory proceedings in which he is or may become involved.

10.	EXECUTIVE’S POSITION AS DIRECTOR
(1)

The duties of the Executive as a director of any company within the Prudential Group shall be subject to the Articles of Association of the relevant company for the time being and (subject to sub-clause (2) below) shall be separate from and additional to his duties pursuant to the Appointment. The Executive’s salary under this Agreement is inclusive of any remuneration to which the Executive may be entitled as a director of Prudential or any other company within the Prudential Group.

(2)

If the Executive is removed from office as a director of Prudential during the Appointment by any resolution of a general meeting or of the Board or by not being re-elected after retiring by rotation pursuant to the Articles of Association of Prudential the Executive acknowledges and agrees that such removal or cessation shall not amount to a breach of the Appointment and shall not entitle the executive to bring a claim of constructive dismissal, but such removal or cessation shall automatically constitute the Company giving notice to terminate the Appointment within the provisions of clause 2(2).

(3)

Upon termination of the Appointment for whatever reason the Executive shall forthwith in writing resign his position as a director of Prudential and of any other company within the Prudential Group, without compensation for loss of office but without prejudice to any other claims the Executive may have for damages for breach of this Agreement.

(4)

If the Executive fails to comply with his obligations in sub-clause 10(3) hereof, he hereby irrevocably authorises Prudential to appoint some person in his name and on his behalf to sign any documents and/or do all things necessary to give effect to the resignations referred to in sub-clause 10(3) above.

11.	CONFIDENTIAL INFORMATION
(1)

The Executive shall not, either during the continuance of the Appointment or thereafter, use to the detriment or prejudice of the Company or any other company within the Prudential Group or, except in the proper course of his duties, divulge to any person any Confidential Information concerning the business or affairs of the Company or any other company within the Prudential Group which may have come to his knowledge during his employment. For the purposes of this Agreement “Confidential Information” shall include, without limitation, details of suppliers and their terms of business, details of customers, prices charged to and terms of business with customers, marketing plans and sales forecasts, any proposals relating to the acquisition or disposal of a company or business or any part thereof, details of employees and officers and of the remuneration and other benefits paid to them and any other information which may reasonably be classified as confidential, but so that these instructions shall cease to apply to any information which shall become available generally otherwise than through the fault of the Executive. The restrictions in this clause shall not apply:

(i)	to any disclosure or use authorised by the Board or required by law or by the Appointment; or
(ii)	so as to prevent the Executive from using his own personal skill in any business in which he may be lawfully engaged after the Appointment is ended, or
(iii)	to prevent the Executive making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996.
(2)

The Executive shall maintain all necessary and proper security precautions when in the possession of Confidential Information and shall remove Confidential Information (in non-electronic form) from Prudential’s premises only to the extent it is necessary for the proper performance of his duties hereunder. The Executive will comply with the Company’s standards relating to confidentiality of information in electronic form, which are included in the Group Governance Manual.

12.GRATUITIES AND CODES OF CONDUCT

(1)

Without the Company’s permission the Executive shall not knowingly directly or indirectly accept any commission, rebate, discount or gratuity, in cash or in kind, from any person who has or is likely to have a business relationship with any company in the Prudential Group. Express permission is not required for reasonable business entertainment such as lunches, sporting, cultural or social events undertaken in the normal course of the Executive’s duties and in accordance with any directions given by the Company.

(2)

The Executive shall comply with all codes of conduct from time to time adopted by the Board and included in the Group Governance Manual (incorporating the Group Code of Business Conduct) and with all applicable rules and regulations of The Stock Exchange and any other relevant regulatory body.

13.DATA PROTECTION

(1)

The Company and each company within the Prudential Group may process personal data (within the meaning given by the Data Protection Act 2018) relating to the Executive at any time (whether before, during or after the Employment) for the following purposes:

(i)	performing its obligations under the Agreement (including remuneration, payroll, pension, insurance and other benefits, tax and national insurance obligations);
(ii)

the legitimate interests of the Company and any company within the Prudential Group including for the purposes of any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Executive, security, management forecasting or planning and negotiations with the Executive;

(iii)

processing in connection with any corporate transaction in which the Company or any company within the Prudential Group is involved or any transfer of any business in which the Executive performs his duties; and

(iv)	transferring data to countries outside the European Economic Area for any of the purposes referred to in (i), (ii) or (iii) above.
(2)

The Company and each company within the Prudential Group may process special category data and criminal offence data (each sub data category within the meaning given in the Data Protection Act 2018) at any time (whether before, during or after the Appointment) for the following purposes:

(i)

where the sensitive personal data relates to the Executive’s health, any processing in connection with the operation of the sickness policy of the Company (or any company within the Prudential Group) or any relevant pension scheme or monitoring absence;

(ii)

where the sensitive personal data relates to an offence committed, or allegedly committed, by the Executive or any related proceedings, processing for the purpose of the disciplinary purposes of the Company or of any company within the Prudential Group;

(iii)

for all sensitive personal data, any processing in connection with any merger, sale or acquisition of a company or business in which the Company or any company within the Prudential Group is involved or any transfer of any business in which the Executive performs his duties; and

(iv)	for all sensitive personal data, any processing in the legitimate interests of the Company or any company within the Prudential Group.
(3)

The Executive will have access to and process, or authorise the processing of, personal data (as defined in the Data Protection Act 2018) held and controlled by the Company or any company within the Prudential Group and relating to the Company’s or any company within the Prudential Group’s employees, customers and other individuals. The Executive agrees to comply with the terms of the Data Protection Act 2018 and the EU General Data Protection Regulation (5419/16), and the Company’s data protection policies issued from time to time, in relation to such data.

14.	ASSIGNMENT

The Company may assign its interest in this Agreement to any other company within the Prudential Group with the agreement of the Executive such agreement not to be unreasonably withheld.

15.	STATUTORY REQUIREMENTS

The Executive shall also be subject to the terms set out in Schedule I attached to this Agreement in connection with the Employment Rights Act 1996.

16.	NOTICES

Any notice or other document to be given hereunder shall either be delivered personally or be sent by first class recorded delivery or email. The address for service on the Company shall be its registered office for the time being and the address for service on the Executive shall be his last known place of residence. A notice shall be deemed to have been served as follows:-

(a)	if personally delivered, at the time of delivery;

(b)	if posted, at the expiration of 48 hours after the envelope containing the same was delivered into the custody of the postal authorities;
(c)	if sent by email, at the time of dispatch.

In proving such service it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid, first class, recorded delivery letter, or that the email was properly addressed and dispatched as the case may be.

17.	MISCELLANEOUS
(1)

Any payment or benefit made to the Executive under this Agreement is subject to the Company’s Directors’ remuneration policy approved by shareholders, and the remuneration requirements of the Hong Kong Insurance Authority, as in force from time to time. The Company reserves the right to withhold or require repayment of all or part of any such payment or benefit if and to the extent that it is necessary to do so in order to comply with regulatory or legal requirements.

(2)

The Executive warrants that (a) by entering into this Agreement and performing their duties under it, the Executive will not be in breach of any contractual or other legal obligation to any third party and no such obligations will interfere with the performance of the Executive’s duties hereunder, and (b) the information the Executive has provided to the Company prior to the commencement of the Executive’s employment is complete and accurate, and the Executive has not deliberately omitted or misrepresented any material information relevant to this employment or the associated remuneration and financial terms. The Company and the Executive agree that they do not consider the entering into this agreement or performance of duties hereunder to be in breach of the Executive’s non-competition obligation under his employment contract with his previous employer.

(3)

This Agreement forms the entire understanding of the parties as to its subject matter and both parties acknowledge that neither of them has entered into this Agreement in reliance upon any representation warranty or undertaking which is not set out in this Agreement as forming part of the contract of employment of the Executive.

(4)	Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof whenever made.
(5)	The headings shall be disregarded in construing this Agreement.
(6)

This Agreement will be governed by and construed under the law of Hong Kong. Each of the parties hereby agrees that the Courts of England and Wales are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

IN WITNESS the hands of the Executive and of the duly authorised representative of the Company on the date first above written.

SIGNED by /s/ Shriti Vadera

on behalf of PRUDENTIAL PLC

In the presence of:- /s/ Tom Clarkson, Company Secretary

Date: 25 May 2022

Address: 1 Angel Court, London, EC2R 7AG

SIGNED by /s/ Anil Wadhwani

In the presence of:- /s/ Rukesh Kaura

[Witness]

Date: 25TH May 2022

Address: [Redacted]

SIGNED by /s/ Mark FitzPatrick

on behalf of PRUDENTIAL SERVICES LIMITED

In the presence of:- /s/ Jolene Chen, Group Human Resources Director

Date: 25th May 2022

Address: 1 Angel Court, London, EC2R 7AG

SCHEDULE I

In accordance with the Employment Rights Act 1996, the following terms of the Executive’s appointment apply on the date of the Agreement as provided therein:-

(a)	Remuneration - Clause 5(1)
(b)	Hours of Work - There are no fixed hours of work - Clause 4
(c)	Holidays - Clause 7
(d)	Sickness and Injury - the Executive is entitled to be paid during any period of absence from work due to sickness or injury, subject however to the provisions of sub-clause 5(3)
(e)	Pension Arrangements - Clause 5(2)
(f)	Notice - Clause 2(2)
(g)	Job Title - Clause 2(1)
(h)	Grievance Procedure - If the Executive seeks to redress any grievance relating to his employment he should apply in writing to the Chair of the Board of the Prudential Group.
(i)

Disciplinary Procedure - There are no disciplinary rules applicable to senior executives so that any disciplinary action relevant to the Executive will be considered and handled according to the particular circumstances and the Executive’s position. Should the Executive be dissatisfied with any disciplinary decision he/she should appeal in writing to the Chair of the Board of the Prudential Group.

(j)

Date of Commencement of Employment - The date of commencement of this appointment is the Commencement Date - Clause 1. The date of continuous service (i.e. date of joining the Prudential Group) is also the Commencement Date - Clause 1.

(k)	Place of work - Clause 4(3).
(l)	Collective Agreements which directly affect the Executive’s terms and conditions - none.